Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Ste. 1600 Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

August 3, 2021

Cousins Properties Incorporated 3344 Peachtree Road, N.E., Suite 1800 Atlanta, GA 30326-4802

Ladies and Gentlemen,
We have acted as counsel to Cousins Properties Incorporated, a Georgia corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of shares of the Company’s common stock, par value $1.00 per share, having an aggregate gross sales price of up to $500,000,000 (the “Shares”), to be offered and sold by the Company from time to time pursuant to the Equity Distribution Agreement, dated August 3, 2021 (the “Equity Distribution Agreement”), among the Company, Cousins Properties LP, a Delaware limited partnership, and Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC (each, in its capacity as sales agent in connection with the offering and sale of Shares, a “Manager” and collectively, the “Managers”), Morgan Stanley & Co. LLC, Bank of America, N.A., JPMorgan Chase Bank, National Association, The Toronto-Dominion Bank, Truist Bank and Wells Fargo Bank, National Association (each, in its capacity as purchaser under any Forward Contract (as defined in the Equity Distribution Agreement), a “Forward Purchaser” and collectively, the “Forward Purchasers”) and Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC (each, as agent for its affiliated Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares (as defined in the Equity Distribution Agreement), a “Forward Seller” and collectively, the “Forward Sellers”).
In our capacity as such counsel, we have reviewed (i) the Registration Statement on Form S-3ASR, dated March 2, 2020 (Registration No. 333-236822), in the form it became effective (the “Registration Statement”), including the prospectus included therein (the “Base Prospectus”), (ii) the prospectus supplement, dated August 3, 2021, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”), the (iii) the Equity Distribution Agreement, (iv) the Master Forward Confirmations, each dated as of August 3, 2021 (each a “Master Forward Confirmation” and, together with the Equity Distribution Agreement, the “Transaction Documents”), between the Company and the Forward Purchasers, (v) the Company’s Restated and Amended Articles of

Cousins Properties Incorporated
August 3, 2021

Incorporation, as amended (the “Articles of Incorporation”), (vi) the Company’s Bylaws, as amended (the “Bylaws”), and (vii) the resolutions adopted by the Board of Directors of the Company on July 27, 2021 (the “Resolutions”) relating to the transactions contemplated by the Transaction Documents.
In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on all documents submitted to us as original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates, statements and representations of representatives of the Company and public officials.
We have also assumed that the Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of beneficial interest of the Company set forth in Article 11 of the Company’s Articles of Incorporation; that upon the issuance of any of the Shares, the total number of shares of common stock of the Company issued and outstanding will not exceed the total number of shares that the Company is then authorized to issue under its Articles of Incorporation; and that the number of Shares, and the offering price of each Share, to be sold from time to time pursuant to the Equity Distribution Agreement will be authorized and approved by the Board of Directors of the Company or the Executive Committee thereof in accordance with Georgia law, the Articles of Incorporation, the Bylaws and the Resolutions (with such determinations referred to hereinafter as the “Proceedings”) prior to the issuance thereof.
Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered by the Company to the Managers, Forward Purchasers and Forward Sellers, as applicable, in the manner provided in the Resolutions and the Proceedings and in accordance with the terms of the Equity Distribution Agreement and any applicable supplemental confirmation under a Master Forward Confirmation and against payment of the consideration therefor as contemplated by the Equity Distribution Agreement, any applicable supplemental confirmation under a Master Forward Confirmation and the Proceedings, will be validly issued and fully paid and non-assessable.
This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia and no opinion is expressed with respect to the laws of any

Cousins Properties Incorporated
August 3, 2021

other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.
We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed on August 3, 2021 to be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal matters” in the prospectus supplement, dated August 3, 2021. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ King & Spalding LLP